EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated September 8, 2010 with respect to the consolidated financial statements, financial statement schedule, and internal controls over financial reporting included in the Annual Report on Form 10-K for the year ended June 30, 2010 of LSI Industries Inc. and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
September 8, 2010